Exhibit 19
MASIMO CORPORATION
INSIDER TRADING POLICY
AND GUIDELINES WITH RESPECT TO
CERTAIN TRANSACTIONS IN COMPANY SECURITIES
______________________
This Insider Trading Policy (this “Policy”) provides guidelines to employees, officers and directors of Masimo Corporation and each of its subsidiaries and branches (collectively, the “Company”) with respect to transactions in the Company’s securities. The Company has adopted this Policy and the procedures set forth herein to help prevent insider trading and to assist the Company’s employees, officers and directors in complying with their obligations under the federal securities laws. Employees, officers and directors are individually responsible for understanding and complying with this Policy. For purposes of this Policy, an “officer” means an “officer” as defined under Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
A. APPLICABILITY OF POLICY
This Policy applies to all transactions in the Company’s securities, including common stock, restricted stock, restricted stock units, stock appreciation rights, performance units, deferred share units, options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock and convertible notes and debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options. This Policy applies to all employees (including part-time and temporary employees), officers and directors of the Company and members of their immediate families who reside with them or anyone else who lives in their household, and family members who live elsewhere but whose transactions in the Company’s securities are directed by them or subject to their influence and control (collectively referred to herein as “Family Members”). This Policy also applies to any entities controlled by individuals subject to this Policy, including any corporations, partnerships or trusts, and transactions by such entities should be treated for purposes of this Policy and applicable securities laws as if they were for the individual’s own account. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who receive or have access to Material Nonpublic Information (as defined below). Furthermore, this Policy imposes specific blackout periods and pre-clearance procedures on directors, officers and certain other designated employees of the Company who receive or have access to Material Nonpublic Information and/or are subject to the reporting provisions and trading restrictions of Section 16 (“Section 16”) of the Exchange Act.
The current “Insider Trading Compliance Officers” referred to herein are the Chief Financial Officer and the General Counsel of the Company; provided that, in either the Chief Financial Officer’s or General Counsel’s absence or with respect to a proposed transaction in the Company’s securities by the Chief Financial Officer or the General Counsel, the Insider Trading Compliance Officers are the Chief Executive Officer and the General Counsel or the Chief Financial Officer, respectively.
B. DEFINITION OF MATERIAL NONPUBLIC INFORMATION
It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making a voting decision or an investment decision to buy, hold or sell securities. Any information that could be expected to affect the market price of the Company’s securities, whether such information is positive or negative, should be considered material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. Directors, officers and certain other employees of the Company are subject to the Blackout Period provisions described in Section F.1 of this Policy.

Examples of material information may include:
•     Financial results and forecasts;
•     Projections of future earnings or losses;
•     Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•     Scientific, clinical or regulatory results;
•     Communications with government agencies, such as the Securities and Exchange Commission (the “SEC”) and the U.S. Food and Drug Administration and similar foreign regulatory bodies;
•     Notice of issuance of patents or the acquisition or disposition of other material intellectual property rights;
•     News of, or developments in, a pending or proposed merger, acquisition or tender offer;
•     News of, or developments in, a pending or proposed acquisition or disposition of significant assets;
•     News of, or developments in, strategic partnerships, joint ventures, collaborations or other relationships;
•     Major discoveries or significant changes or developments in products or product lines, research or technologies;
•     Important business developments such as trial and study results, developments regarding strategic collaborators or the status of regulatory submissions and approvals to market any products under development;
•     Regulatory actions, approvals or rejections or material correspondence from regulatory bodies;
•     Impending bankruptcy or financial liquidity problems;
•     Defaults on borrowings;
•     Gain or loss of a significant customer or supplier;
•     Significant expansion or curtailment of operations;
•     Significant pricing changes;
•     Significant write-downs in assets or increases or decreases in revenues;
•     Stock splits and stock repurchase programs;
•     New equity or debt offerings;
•     Actual or threatened major litigation or the resolution of such litigation;
•     Significant related party transactions;
•     A change in auditors or notification that an auditor’s report may no longer be relied upon;
•     A significant cybersecurity incident;
•     Changes in directors or senior management; and
•     The imposition of an event-specific restriction on trading in Company securities or the securities of another company or the extension or termination of such restriction.

“Material Nonpublic Information” is material information about the Company that has not been previously disclosed to the general public through a press release or securities filing, and is otherwise not available to the general public.
STATEMENT OF POLICY
C. GENERAL POLICY
It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace, the use of Material Nonpublic Information in securities trading, and any other violation of applicable securities laws.
D. SPECIFIC POLICIES
1. Trading on Material Nonpublic Information. No employee, officer or director of the Company and no Family Member of any such person (or any other person designated by this Policy or by the Insider Trading Compliance Officer as subject to this Policy) shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell (other than pursuant to a trading plan that complies with SEC Rule 10b5- 1 and is implemented in accordance with Section G of this Policy), during any period commencing with the date that he or she possesses Material Nonpublic Information and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used in this Policy, the term “Trading Day” shall mean a day on which The Nasdaq Stock Market LLC (“Nasdaq”), or the primary quotation system or national securities exchange on which the Company’s common stock is then traded or listed, is open for trading. If, for example, the Company were to make an announcement of previously Material Nonpublic Information on a Monday, employees, officers and directors who had access to such information prior to such time shall not trade in the Company’s securities prior to that Thursday. “Purchase” and “sale” are defined broadly under the federal securities laws. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security.
2. Tipping. No employee, officer or director of the Company shall disclose or pass on (“tip”) Material Nonpublic Information to any other person, including a Family Member or friend, nor shall such person make recommendations or express opinions on the basis of Material Nonpublic Information with respect to trading in the Company’s securities.
3. Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.
E. POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION
1. Liability for Insider Trading. Any employee, officer or director of the Company who engages in a transaction in the Company’s securities at a time when he or she has knowledge of Material Nonpublic Information may be subject to an SEC civil investigation, cease and desist order or other administrative action, and incur federal and state law penalties and sanctions, including but not limited to: (a) jail sentences; (b) criminal fines; (c) civil penalties; (d) SEC civil enforcement injunctions; (e) administrative sanctions; and (f) a permanent bar from serving as an officer or director of a public company.
There is no de minimis exception to the rule against insider trading. Use of inside information to gain personal benefit is as illegal with respect to one share of stock as it is with respect to a large number of shares.
2. Liability for Tipping. Any employee, officer or director of the Company who tips (“tippers”) a third party (commonly referred to as a “tippee”) may also be liable for improper transactions by tippees to whom they have tipped Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Tippers and tippees would be subject to the same penalties and sanctions as described above, and the SEC has imposed large penalties even when the tipper or tippee did not profit from the trading. The SEC and the national securities exchanges use sophisticated electronic surveillance techniques to assess and uncover insider trading.
3. Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, may in certain circumstances be subject to civil and criminal penalties.
4. Possible Company-Imposed Disciplinary Actions. Violations of this Policy will not be tolerated. Any employee of the Company who violates the standards in this Policy may be subject to disciplinary action, which, depending on the nature of the violation and the history of the employee, may range from a warning or reprimand up to and including ineligibility for future participation in the Company’s equity incentive plans, termination of the employment relationship and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.
F. MANDATORY GUIDELINES
1. Trading Blackout Period. To ensure compliance with this Policy and applicable securities laws, and to avoid even the appearance of trading on the basis of inside information, the Company requires that its directors and officers, any other employees of the Company designated by an Insider Trading Compliance Officer as subject to the Blackout Period (as defined below) prohibitions because of their access to the Company’s internal financial statements or other Material Nonpublic Information regarding the Company’s performance during annual and quarterly fiscal periods (each of such individuals, together with the Company’s directors and officers, are collectively referred to herein as the “Designated Insiders”), and Family Members of the foregoing, refrain from conducting transactions involving the purchase or sale of the Company’s securities during the Blackout Periods established below. Each of the following periods will constitute a “Blackout Period”:
The period commencing 15 days prior to the end of each fiscal quarter and ending at the close of business on the second Trading Day following the date of public disclosure of the Company’s financial results for that quarter. For purposes of clarification, the 15th day of such 15-day period shall be the last date of such fiscal quarter. If such public disclosure occurs on a Trading Day before the markets close, then that day shall be considered the first Trading Day. If such public disclosure occurs after the markets close on a Trading Day, then the date of public disclosure shall not be considered the first Trading Day following the date of public disclosure.
In addition to the Blackout Periods described above, the Company may announce “special” Blackout Periods from time to time if, in the judgment of the Company’s Chief Executive Officer or an Insider Trading Compliance Officer, there are nonpublic developments that would be considered material for insider trading law purposes, such as, among other things, developments relating to regulatory matters, litigation or a major corporate transaction. Depending on the circumstances, a “special” Blackout Period may apply to all Designated Insiders or only to a specific group of Designated Insiders. An Insider Trading Compliance Officer will provide written notice to Designated Insiders subject to a “special” Blackout Period. Any person made aware of the existence of a “special” Blackout Period should not disclose the existence of the “special” Blackout Period to any other person. The failure of the Company to designate a person as being subject to a “special” Blackout Period will not relieve that person of the obligation not to trade while he or she is aware of Material Nonpublic Information. As used in this Policy, the term “Blackout Period” shall mean all periodic Blackout Periods and all “special” Blackout Periods announced by the Company.
The purpose behind the Blackout Period is to help establish a diligent effort to avoid any improper transactions. Trading in the Company’s securities outside a Blackout Period should not be considered a “safe harbor,” and all employees, officers and directors of the Company and other persons subject to this Policy should use good judgment at all times. Even outside a Blackout Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days after the date of announcement. Although the Company may from time to time impose “special” Blackout Periods, because of developments known to the

Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading.
Transactions effected pursuant to an SEC Rule 10b5-1 trading plan implemented in accordance with Section G of this Policy are not subject to Blackout Periods.
2. Pre-clearance of Trades. The Company has determined that all directors and officers and their Family Members must refrain from transacting in the Company’s securities without first complying with the Company’s “pre-clearance” process. Each director or officer must contact an Insider Trading Compliance Officer not less than two (2) Trading Days prior to commencing any such transaction, or before any of their Family Members commences any transaction, in the Company’s securities. This pre-clearance requirement applies to any transaction or transfer involving the Company’s securities, including a gift, transfer to a trust or any other transfer.
The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process from other employees designated as Designated Insiders. In such event, the Company will provide notice to such employees of their need to comply with the Company’s pre-clearance process.
No officer or director may engage in any transaction in the Company’s securities unless the transaction is pre-cleared by an Insider Trading Compliance Officer (provided that transactions in the Company’s securities by an Insider Trading Compliance Officer are subject to approval by the other Insider Trading Compliance Officer or the Company’s Chief Executive Officer). The Insider Trading Compliance Officers and the Company’s Chief Executive Officer shall reasonably and in good faith evaluate, but are not under any obligation to otherwise approve, a transaction.
To facilitate the process, the Company has prepared a Pre-Clearance Request Form, attached hereto as EXHIBIT B, to be completed and provided to an Insider Trading Compliance Officer. An Insider Trading Compliance Officer will assist with the approval process. No transaction may be effected until the requesting director, officer, Family Member of a director or officer or, as required under this Policy, other employee of the Company, has received the approved Pre-Clearance Request Form, even if two (2) Trading Days have passed since the Pre-Clearance Request Form was submitted to an Insider Trading Compliance Officer. If, upon requesting pre-clearance or otherwise, a director or officer or a Family Member of a director or officer is advised that Company securities may not be traded or transferred, such director, officer or Family Member may not buy, sell or otherwise trade or transfer any Company securities under any circumstance, and may not inform anyone of such restriction. This trading and transfer restriction will apply until the director, officer or Family Member receives a subsequent preclearance to trade or transfer his or her Company securities.
Transactions effected pursuant to an SEC Rule 10b5-1 trading plan implemented in accordance with Section G of this Policy will not require further pre-clearance at the time of each such transaction.
Neither the Company nor the Insider Trading Compliance Officers (a) will have any liability for any delay in reviewing, or refusal of, a Pre-Clearance Request Form or a pre-clearance request or (b) assumes any liability for the legality or consequences of any transaction that is the subject of a pre-clearance request to the party requesting such pre-clearance.
3. Hardship Exceptions. Any Designated Insider or Family Member of such insider who has an unexpected and urgent need to sell Company securities in order to generate cash may, in appropriate circumstances, be permitted to sell Company securities even during a Blackout Period. Hardship exceptions may be granted only by an Insider Trading Compliance Officer and must be requested at least two (2) days in advance of the proposed trade. A hardship exception may be granted only if an Insider Trading Compliance Officer concludes that the Company’s earnings information for the applicable quarter does not constitute Material Nonpublic Information. Under no circumstances will a hardship exception be granted during a “special” Blackout Period or to a director or officer of the Company.
4. Individual Responsibility. Every director, officer and employee of the Company has the individual responsibility (and must take appropriate measures to cause such person’s Family Members) to comply with this

Policy regardless of whether a transaction is executed outside a Blackout Period or is pre-cleared by an Insider Trading Compliance Officer. The restrictions and procedures are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised by each employee, officer and director of the Company in connection with any transaction in the Company’s securities.
An employee, officer or director of the Company, or a Family Member of any such individual, may, from time to time, need to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of Material Nonpublic Information and even though the individual believes he or she may suffer an economic loss or forego anticipated profit by waiting. Employees, officers and directors of the Company are responsible for ensuring compliance with this Policy by their Family Members.
G. RULE 10B5-1 TRADING PLANS
SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. It does not prevent someone from bringing a lawsuit. This Policy permits individuals to adopt SEC Rule 10b5-1 trading plans with brokers that outline a pre-set plan for transacting in the Company’s securities, including the exercise of equity awards.
As required by SEC Rule 10b5-1, a director, officer or other employee of the Company may implement, amend or terminate a trading plan under SEC Rule 10b5-1 only when he or she is not in possession of Material Nonpublic Information and provided that such individual and trading plan comply with the provisions under SCHEDULE I attached hereto. Any director, officer or other employee of the Company who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with an Insider Trading Compliance Officer at least four (4) days prior to the entry into the plan, and must also pre-clear any amendment to such plan and any termination of a plan in advance of its expiration date, with an Insider Trading Compliance Officer. Except as set forth above, no further pre-approval of transactions conducted pursuant to a trading plan under SEC Rule 10b5-1 will be required. The terms of any trading plan under SEC Rule 10b5-1 adopted by an officer or director of the Company must be publicly disclosed by the Company in accordance with Item 408 of Regulation S-K promulgated by the SEC.
Establishing a trading plan under SEC Rule 10b5-1 does not exempt transactions from the short-swing profit provisions of Section 16.
H. CERTAIN EXCEPTIONS
1. Equity Award Exercises. For purposes of this Policy, the Company considers the exercise of equity awards under the Company’s equity incentive plans, including any net exercise of an equity award pursuant to which an individual has elected to have the Company withhold shares of stock to satisfy tax withholding requirements or the exercise price of the equity award, to be exempt from this Policy. This Policy does apply, however, to any sale of stock as part of a broker-assisted “cashless” exercise of an equity award, any market sale for the purpose of generating the cash needed to pay the exercise price of an equity award and any other sale of the underlying stock received upon exercise of any equity award.
2. Restricted Stock Awards; Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock or restricted stock unit awards, or the exercise of a tax withholding right pursuant to which an individual elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock unit awards. The Policy does apply, however, to any market sale of restricted stock or shares issued upon vesting of restricted stock unit awards.
3. 401(k) Plan. This Policy does not apply to purchases of Company stock in the Company’s 401(k) plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections. This Policy does apply, however, to certain elections that may be made under the 401(k) plan, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, if any; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a participant’s Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
4. Employee Stock Purchase Plan. This Policy does not apply to purchases of Company stock in any employee stock purchase plan of the Company resulting from periodic contributions of money to the plan pursuant to the elections made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company stock resulting from lump-sum contributions to the plan; provided that the participant elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This Policy does apply to a participant’s election to participate, or increase his or her participation, in the plan, and to a participant’s sales of Company stock purchased pursuant to the plan.
5. Dividend Reinvestment Plan. This Policy does not apply to purchases of Company stock under any dividend reinvestment plan of the Company resulting from reinvestment of dividends paid on Company securities. This Policy does apply, however, to voluntary purchases of Company stock that result from additional contributions a participant chooses to make to the plan, and to a participant’s election to participate in the plan or increase his or her level of participation in the plan. This Policy also applies to his or her sale of any Company stock purchased pursuant to the plan.
I. APPLICABILITY OF POLICY TO INSIDE INFORMATION REGARDING OTHER COMPANIES
This Policy and the guidelines described herein also apply to material nonpublic information relating to other companies, including the Company’s customers, vendors or suppliers (collectively, “business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment or service with the Company, may result from trading on inside information regarding the Company’s business partners. All Company employees and directors should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company.
J. SECTION 16 LIABILITY - DIRECTORS AND OFFICERS
Directors and certain officers of the Company must also comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16. The practical effect of these provisions is that these officers and directors who purchase and sell the Company’s securities in non-exempt transactions (under Section 16) within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of stock or stock options under the Company’s stock plans, nor the exercise of options nor the receipt of stock under a Company dividend reinvestment plan or the Company’s 401(k) retirement plan is deemed a purchase that can be matched against a sale for Section 16(b) shortswing profit disgorgement purposes; however, the sale of any such shares so obtained is a sale for these purposes. The Company will provide separate memoranda and other appropriate materials to the affected officers and directors regarding compliance with Section 16 and its related rules upon request.
The rules on recovery of short-swing profits are absolute and do not depend on whether a person has Material Nonpublic Information.
K. SHORT SALES
No officer, director, other employee or consultant of the Company may engage in short sales of the Company’s securities, including a “sale against the box,” at any time. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. Furthermore, Section 16(c) of the Exchange Act expressly prohibits directors and officers of the Company from making short sales of the Company’s securities.
L. PUBLICLY TRADED OPTIONS

A transaction in a publicly traded option is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the trader’s attention on short term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited. Option positions arising from certain types of hedging transactions are governed by Section M of this Policy.
M. HEDGING OR MONETIZATION TRANSACTIONS
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow them to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of the Company and its stockholders may be misaligned and may signal a message to the trading market when disclosed in Section 16 reports that may not be in the best interests of the Company and its stockholders at the time it is conveyed. Accordingly, transactions in hedging or monetization transactions involving Company securities are prohibited.
N. MARGIN ACCOUNTS AND PLEDGES
Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities pursuant to a blackout Period restriction. Thus, unless pre-cleared by an Insider Trading Compliance Officer, directors, officers and employees are prohibited from pledging Company securities as collateral for a loan. Any director, officer or employee of the Company preparing to pledge his or her Company securities must clearly demonstrate his or her financial capacity to repay the loan without resort to the pledged securities. Any person proposing to pledge Company securities as collateral for a loan must submit a request for approval to an Insider Trading Compliance Officer at least one (1) week prior to the proposed execution of documents evidencing the proposed pledge.
O. GIFTS
Because charitable and other nonprofit organizations may sell securities given to them very soon after receiving them, and because there is also the potential for manipulation (or perceived manipulation) by the donor to gain a larger tax deduction by donating securities before the release of material negative news, charitable gifts may not be made at a time when the donor is aware of Material Nonpublic Information.
P. POST-TERMINATION TRANSACTIONS
In the event an employee, officer or director of the Company resigns or terminates employment or service with the Company, this Policy shall continue to apply to transactions in Company securities by such individual for so long as he or she remains in possession of any Material Nonpublic Information possessed by such employee, officer or director as of his or her resignation or termination. Notwithstanding the foregoing, all former employees, officers and directors shall remain subject to the prohibitions against insider trading set forth under federal and state securities laws any time they engage in transactions in Company securities following their resignation or termination.
Q. COMMUNICATIONS WITH THE PUBLIC
The Company is subject to the SEC’s Regulation FD (Fair Disclosure) and must avoid selective disclosure of Material Nonpublic Information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release.

Pursuant to Company policy, only the officers who have been authorized to engage in communications with the public may disclose information to the public regarding the Company and its business activities and financial affairs.
The public includes, without limitation, research analysts, portfolio managers, financial and business reporters, news media and investors. In addition, because of the risks associated with the exchange of information through such communications media, unless specifically authorized, Company employees are strictly prohibited from posting or responding to messages containing information regarding the Company on Internet “bulletin boards,” Internet “chat rooms,” “blogs,” finance message boards and chat rooms or in similar online forums. Employees who inadvertently disclose any Material Nonpublic Information must immediately advise an Insider Trading Compliance Officer so the Company can assess its obligations under Regulation FD and other applicable securities laws.
R. INQUIRIES
Please direct questions as to any of the matters discussed in this Policy to either of the following Insider Trading Compliance Officers:

Micah Young	Tom McClenahan
Executive Vice President & Chief Financial Officer	Executive Vice President & General Counsel

Masimo Corporation	Masimo Corporation
52 Discovery	52 Discovery
Irvine, CA 92618	Irvine, CA 92618
Telephone: (949) 297-7000	Telephone: (949) 297-7000
E-mail: myoung@masimo.com	E-mail: tmcclenahan@masimo.com
S. SUSPECTED VIOLATIONS
Any director, officer, other employee or consultant of the Company who knows of or suspects a violation of this Policy should report the violation immediately to an Insider Trading Compliance Officer or through the procedures for reporting outlined in the Company’s Open Door Policy for Reporting Complaints Regarding Accounting, Auditing and Other Matters. The Company will comply with all requests from the SEC, The Financial Industry Regulatory Authority, Inc., Nasdaq and any other quotation system or national securities exchange on which the Company’s common stock is then traded or listed, and other agencies for information related to insider trading investigations.
T. CERTIFICATION
All employees, officers and directors of the Company must certify their understanding of, and intent to comply with, this Policy by executing the Certification form attached hereto as EXHIBIT A and returning it to an Insider Trading Compliance Officer. By executing the Certification form, each director, officer and employee indicates that he or she received, read, understands and agrees to comply with this Policy. The Certification form must be returned to an Insider Trading Compliance Officer within ten (10) business days of receipt of this Policy and otherwise as may be required by the Company.
U. ADDITIONAL INFORMATION
Nothing in this Policy creates or implies an employment contract or term of employment. Employment at the Company is employment at-will unless otherwise expressly provided in an employment contract signed by the employee and the Company’s Chief Executive Officer (or another authorized officer of the Company). Employment at-will may be terminated with or without cause and with or without notice at any time by the employee or the Company. Nothing in this Policy shall limit the right to terminate employment at-will. No one other than the Company’s Chief Executive Officer is authorized to change this at-will employment relationship, or to enter into an agreement to employ employees for a specified period of time. If the Company’s Chief Executive Officer makes this kind of different agreement with an employee, it will not be effective unless it is in writing, clearly states that the at-will employment relationship is changed, and is signed by the employee and the Company’s Chief Executive Officer (or another authorized officer of the Company).
V. AMENDMENTS
This Policy will be subject to the periodic review of the Company’s Board of Directors. The Company anticipates that modifications to this Policy will be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Company reserves the right to amend, supplement or discontinue this Policy and the matters addressed herein, without prior notice, at any time. However, employees are expected to adhere to this Policy, and the procedures established under it, until they receive any contrary instruction from an Insider Trading Compliance Officer.

SCHEDULE I
RULE 10B5-1 PLAN GUIDELINES
Any officer, director or other employee of the Company (a “participant”) adopting a trading plan (the “Plan”) under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each such Plan, must meet the following the requirements.
1. The Plan must be a written plan or binding agreement entered into with a national brokerage firm or other financial professional reasonably acceptable to the Company.
2. The Plan must clearly state that both the Plan participant and the brokerage firm intend that all transactions will comply with Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”).
3. The Plan must include a representation by the participant to the Company at the time of adoption or modification of the Plan that (i) the participant is not aware of any material nonpublic information about the Company or Company securities, and (ii) the participant is adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.
4. The participant is solely responsible for determining Plan compliance with Rule 10b5-1 and other applicable laws and regulations. Preclearance of the Plan by the Company should not be characterized or understood to signify consent, approval or a legal opinion as to the Plan’s effectiveness or the participant’s compliance with Rule 10b5-1.
5. The Plan must be adopted while the Company is not in a Blackout Period.
6. For Plan participants that are officers and directors, no transaction may take place under the Plan until the later of (a) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Plan, or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Plan was adopted or modified (as specified in Rule 10b5-1), in all cases not to exceed 120 days after adoption or modification of the Plan.
7. For Plan participants other than officers and directors, no transaction may take place under the Plan until 30 days following the adoption or modification (as specified in Rule 10b5-1) of the Plan.
8. Subject to certain limited exceptions specified in Rule 10b5-1, Plan participants may not have more than one Plan outstanding at the same time.
9. The Plan participant may not be at the time of entering into the Plan, and may not during the term of the Plan become, a party to a corresponding or hedging transaction involving Company securities.
10. The Plan participant must cooperate with the Company’s decisions regarding public disclosure of the Plan. If the Plan participant is a director or officer, the Plan participant (i) acknowledges that the Company and such director or officer must make certain disclosures in SEC filings concerning the Plan, and (ii) must promptly provide any information requested by the Company regarding the Plan (including any amendment or termination thereof) for the purpose of providing the required disclosures or any other disclosures that the Company deems to be required or appropriate under the circumstances.
11. Although modifications to the Plan are not prohibited, the Plan should be adopted with the intention that it will not be amended, modified or terminated prior to its expiration.
12. The Plan must provide for multiple transactions (as opposed to a single transaction); provided that Plan participants may, subject to certain limited exceptions specified in Rule 10b5-1, adopt one Plan that provides for a single transaction in any consecutive 12-month period.

13. The Plan must provide for same-day confirmation (by e-mail) by the financial institution to one or more individuals specified by the Company of each transaction made under the Plan, and of any proposed modification, amendment or termination of the Plan.
14. If required with respect to a transaction under the Plan, an SEC Form 144 will be filled out and filed by the participant or the participant’s brokerage firm in accordance with the existing rules regarding Form 144 filings. For directors and officers, Form 4s should be filed timely with respect to transactions under the Plan. A similar footnote should be included in the Form 4 as outlined above.

EXHIBIT A
MASIMO CORPORATION
INSIDER TRADING POLICY
CERTIFICATION
I have received and read, and I understand, the Insider Trading Policy (the “Policy”) of Masimo Corporation (the “Company”). I understand the standards and policies contained in the Policy and understand that there may be additional policies or laws specific to me depending on my role with the Company.
I further agree, as a condition of my employment (or continued employment) with the Company or appointment (or future nomination for election) to the Board of Directors of the Company, to comply with the Policy.
I further understand that I should contact an Insider Trading Compliance Officer if I have any questions about the Policy generally. I understand that the Policy sets forth, in Section T thereof, specific ways to report an actual or potential violation of the Policy, or of any rule, law, regulation or other Company policy. I agree that I will ask an Insider Trading Compliance Officer if I have any questions about how to make such reports, or about any potential conflict of interest. This signed “Insider Trading Policy Certification” page must be returned to an Insider Trading Compliance Officer within ten (10) business days of my receipt of the Policy and otherwise as may be required by the Company.

Signature:

Print Name:

Date:
A-13

EXHIBIT B
PRE-CLEARANCE FORM
(Required for Directors and Officers Only)
To:     Masimo Corporation (the “Company”)
Insider Trading Compliance Officer
From: _________________________ (telephone: _________________)
Re: Proposed Transaction in the Company’s Securities
This is to advise you that the undersigned intends to execute a transaction in the Company’s securities (the “Transaction”) on or before the Transaction Deadline (as defined below),1 and does hereby request that the Company pre-clear the proposed Transaction, as required by the Company’s Insider Trading Policy (the “Policy”).
The terms of the proposed Transaction are as follows (the following table and Exhibit B-1 to be completed by the Company insider requesting pre-clearance):

Nature of Transaction (check one)..................	☐	Purchase
	☐	Sale
	☐	Gift
	☐	Other (please specify):

Maximum Number of Shares of Common Stock, Units or Rights..........................................................		Up to _______________________

Price Limit(s)............................................................		If Purchase: at or below $________ per share/unit/right
If Sale: at or above $_________ per share/unit/right

Public or Private Transaction (check one)	☐	Public
	☐	Private

Provided List of All Transactions in Company Securities in Prior 6-Month Period (see Exhibit B-1)	☑
“SHORT-SWING” TRADING
A list of all transactions in securities of the Company beneficially owned by the undersigned in the prior 6-month period is set forth on Exhibit B-1 hereto. This includes, without limitation, stock purchases, stock sales, option exercises (including broker-assisted cashless exercises), and 401(k) transactions. The undersigned acknowledges that he/she is deemed to beneficially own Company securities for which the undersigned holds voting or dispositive power, and that the undersigned may be deemed to beneficially own Company securities held by the undersigned’s relatives in addition to non-related members of the undersigned’s household.

1 The Transaction Deadline shall be the end of the third business day following the date of written approval of this request for pre-clearance by the Company, and shall be noted in the table immediately preceding an Insider Trading Compliance Officer’s signature below.
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INSIDER TRADING CONSIDERATIONS
The undersigned is not in possession of material nonpublic information about the Company or its affiliates, including any of its subsidiaries, and agrees to not enter into the Transaction if the undersigned comes into possession of material nonpublic information about the Company or its affiliates, including any of its subsidiaries, between the date hereof and the time the Transaction is effected. The undersigned has read and understands the terms of the Policy and certifies that the proposed Transaction will not violate the Policy.
DUTY TO NOTIFY
The undersigned agrees to advise an Insider Trading Compliance Officer immediately if, for any reason, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned further acknowledges and agrees that if the proposed Transaction is not executed by the Transaction Deadline, the undersigned must submit an additional request for pre-clearance to, and receive approval from, an Insider Trading Compliance Officer (and any additional officer of the Company as required under the Policy) in order to execute the proposed Transaction.
ADDITIONAL INFORMATION
The undersigned understands that an Insider Trading Compliance Officer may require additional information about the Transaction, and agrees to provide such information immediately upon request.
APPROVAL MAY BE RESCINDED
The undersigned understands that any approval granted hereby on behalf of the Company may be rescinded prior to the time that any portion of the Transaction is effected if, in the sole reasonable judgment of the Insider Trading Compliance Officers, the execution of such Transaction would violate the Policy or otherwise be inadvisable.
ACKNOWLEDGMENT
The undersigned acknowledges and agrees that in the event the undersigned’s request to trade is approved by an Insider Trading Compliance Officer, such approval (i) does not relieve the undersigned in any way of the undersigned’s legal obligations, (ii) does not constitute legal advice to the undersigned, and (iii) does not and will not serve as a defense to any claim that the undersigned’s trade fails to comply with the Policy or applicable law.

Dated: _______________, 20___

Sincerely,

_______________________________________
Signature

_______________________________________
Print Name

To be completed by an Insider Trading Compliance Officer:

Confirmed Transaction Complies with Section	☐	Compliance Officer Initials _______
16(b) “Short-Swing” Trading Requirements

Transaction Deadline

Approved by: Insider Trading Compliance Officer:
Signature:
Print Name:

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EXHIBIT B-1
ALL TRANSACTIONS IN COMPANY SECURITIES BENEFICIALLY OWNED
IN PRIOR 6-MONTH PERIOD

Masimo
Executive Stock Transactions

Last Name, First Name
Filing Date	Form	Common Stock	Options

Cumulative

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